Exhibit 99.1

CONTACT:	Richard O’Connor - (203) 625-0770

SECURITY CAPITAL CORPORATION

ANNOUNCES THAT AMEX HAS GRANTED IT

AN EXTENSION OF TIME UNTIL MARCH 11, 2005

TO FILE ITS FORM 10-Q FOR THE QUARTER ENDED SEPTEMBER 30, 2004

Greenwich, CT – March 7, 2005 – Security Capital Corporation (AMEX: SCC) (the “Company”) announced today that on March 2, 2005 it received a letter from the American Stock Exchange (“AMEX”) granting the Company an extension of time until March 11, 2005 to file its Form 10-Q for the quarter ended September 30, 2004 (the “Third Quarter Form 10-Q”) and regain compliance with AMEX’s continued listing standards.

The Company is required to immediately provide AMEX with written notice if the Company determines that it has not made significant progress regarding the filing of the Third Quarter Form 10-Q by March 11, 2005.  Failure to regain compliance with AMEX’s continued listing standards by no later than March 11, 2005 will likely result in AMEX initiating delisting proceedings pursuant to Section 1009 of the Company Guide.

The Company’s two reportable segments are employer cost containment and health services, and educational services. The employer cost containment and health services segment consists of WC Holdings, which provides services to employers and their employees primarily relating to industrial health and safety, industrial medical care, workers’ compensation insurance and the direct and indirect costs associated therewith. The educational segment consists of Primrose Holdings, Inc., which is engaged in the franchising of educational child care centers, with related activities in real estate consulting and site selection services in the Southeast and Southwest.

This filing contains “forward-looking” statements within the meaning of the “safe harbor” provisions of the Private Litigation Reform Act of 1995. Such statements are based on management’s current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described in the forward-looking statements. Such factors and uncertainties include, but are not limited to: future legislative changes which could impact the laws governing workers’ compensation and medical malpractice insurance in Ohio, California and the other states in which the Company’s employer cost containment and health services segment operates, the Company’s ability to enhance its existing services and successfully introduce and market new services, new service developments by the Company’s competitors, market acceptance of new services of both the Company and its competitors, competitive pressures on prices, the ability to attract and retain qualified personnel, interest rates, the Company’s ability to attract qualified franchisees or access to financing for these franchisees, the effects on the Company if a lender to one of the Company’s subsidiaries utilizes remedies available to it upon an event of default on loans at one of the Company’s subsidiaries, the completion of the Audit Committee’s internal investigation, the Company’s ability to file its Third Quarter Form 10-Q, the Company’s ability to regain compliance with AMEX’s continued listing standards and decisions relative to and the outcome of any such decisions regarding strategic alternatives with respect to maximizing stockholder value and enhancing stockholder liquidity.